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                                                                  Exhibit 99.1
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July 29, 1996

Securities and Exchange Commission
450 Fifth Street
Washington, DC 20549


Dear Ladies and Gentlemen:

        We have read the second paragraph in "Changes in Independent Accountants" included in the Registration Statement of Aware, Inc. on Form S-1 to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein except that we make no comment as to the statement regarding the replacement of Price Waterhouse LLP with DiBenedetto & Company P.A.



Yours very truly,

/s/ Price Waterhouse LLP